Exhibit 99.1

Contact:

Stacey Leaños

Associate Director, Investor and Public Relations

Cerus Corporation

925-288-6171

Cerus Corporation Reports Third Quarter 2015 Results

CONCORD, CA, November 5, 2015 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter ended September 30, 2015.

Recent company highlights include:

•	Signed INTERCEPT platelet and plasma supply agreements with:

•	OneBlood, Inc.

•	Community Blood Center of the Carolinas

•	Bonfils Blood Center

•	Unyts

•	Entered into a long-term strategic agreement in October 2015 with Fresenius Kabi for the production of INTERCEPT Blood System under which the Company is no longer required to pay royalties to Fresenius Kabi on INTERCEPT disposable kits sales.

“Our progress in the U.S. continues, including most recently a contract with OneBlood, one of the three largest American blood centers, and also publication of pathogen reduction specific P-codes from the Centers for Medicare and Medicaid Services for 2016 outpatient hospital billing. U.S customers are also beginning to supply INTERCEPT-treated platelets to their hospitals,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “Based on unexpectedly strong headwinds in Russia, and more broadly, in the Commonwealth of Independent States (CIS) region, in the second half of 2015, we now expect 2015 annual revenue for our core European and Middle Eastern markets to be in the range of $34 to $36 million.”

Revenue

Product revenue for the third quarter of 2015 was $8.0 million. This reflects the impact of a declining Euro exchange rate and a 7% year over year decrease in INTERCEPT disposable kit demand, combining for a 22% year over year decrease in reported third quarter revenue. Product revenue for the first nine months of 2015 was $24.6 million, and represented an 8% decrease from the same period in 2014. INTERCEPT disposable kit demand for the first nine months of 2015 was up 13% compared to the nine month period for the prior year. Because revenue for the three and nine months ended September 30, 2015 was predominantly driven by Euro denominated markets, reported revenue was negatively affected by a significant weakening of the Euro compared to the US dollar, the Company’s reporting currency.

The Company expects 2015 annual revenue for its core European and Middle Eastern markets of $34 to $36 million, reflecting the continued weakness in the Euro and increased headwinds in Russia and the CIS markets in the second half of 2015.

Gross Margins

Gross margins for the third quarter of 2015 were 31%, compared to 45% for the third quarter of 2014. Gross margins for the first nine months of 2015 were 30%, compared to 46% for the first nine months of 2014.

The Company recorded period charges for expiring inventory and certain minimum contractual purchase commitments which negatively impacted margins by approximately 11% and 5% for the three and nine months ended September 30, 2015, respectively. These types of charges impacted margins by less than 1% during the same periods of 2014. In addition, margins for the nine months ended September 30, 2015 were negatively impacted by the decline in the value of the Euro relative to the Company’s reporting currency, the US dollar, negatively impacting reported gross margins by approximately 9% when comparing the nine months ended September 30, 2015 to the comparable period in 2014.

In October, the Company and Fresenius Kabi entered into a ten year amended and restated manufacturing agreement for the production of INTERCEPT disposable kits. Under the revised agreement, the Company expects the transfer pricing for finished INTERCEPT kits to remain consistent in the near-term and to improve significantly with increased production volumes. In addition, the Company is no longer obligated to record and pay royalties on INTERCEPT disposable kits sales which were 10% and 3% of product sales for the platelet and plasma kits, respectively. Through the three months ended September 30, 2015, royalties were recorded as a component of cost of goods sold, negatively impacting the Company’s reported gross margins and operating results.

Operating Expenses

Total operating expenses for the third quarter of 2015 were $18.7 million, compared to $16.0 million for the third quarter of 2014. Total operating expenses for the first nine months of 2015 were $53.3 million, compared to $43.8 million for the first nine months of 2014. The increase in operating expenses was primarily due to increased selling, general and administrative expenses incurred in support of the commercialization of INTERCEPT in the United States, increased research and development costs associated with the Company’s Investigational Device Exemption studies, and costs incurred in connection with the Company’s efforts to potentially expand the Company’s label claims and product configurations in the United States.

Operating and Net Loss

Operating losses during the third quarter of 2015 were $16.2 million, compared to $11.4 million for the third quarter of 2014, and $46.1 million compared to $31.6 million for the nine months ended September 30, 2015 and 2014, respectively.

Net loss for the third quarter of 2015 was $15.7 million, or $0.17 per diluted share, compared to a net loss of $10.8 million, or $0.16 per diluted share for the third quarter of 2014. Net loss for the first nine months of 2015 was $41.1 million, or $0.48 per share on a fully diluted basis, compared to a net loss of $18.6 million, or $0.44 per share on a fully diluted basis for the same period of 2014.

Net losses for the third quarter of 2015 were impacted by the above discussed operating losses and mark-to-market adjustments of the Company’s outstanding warrants to fair value, which resulted in non-cash gains of $1.1 million during the three months ended September 30, 2015, compared to $1.7 million in non-cash gains during the comparable period in 2014. Net losses for the third quarter of 2015 were also favorably impacted by approximately $0.9 million of lower foreign exchange losses during the third quarter of 2015, when compared to the corresponding prior period.

Net losses for the first nine months of 2015 were impacted by the above discussed operating losses and mark-to-market adjustments of the Company’s outstanding warrants to fair value, which resulted in non-cash gains of $4.7 million during the first nine months of 2015 compared to $14.3 million in non-cash gains during the comparable period in 2014. Net losses for the first nine months of 2015 were also impacted by foreign exchange losses of $0.6 million during the first nine months of 2015, compared to $0.9 million of foreign exchange losses during the first nine months of 2014.

Cash, Cash Equivalents and Investments

At September 30, 2015, the Company had cash, cash equivalents and short-term investments of $107.4 million compared to $51.3 million at December 31, 2014. Included in the 2015 short-term investments are approximately $7.7 million of marketable equity securities, which had no recorded value at December 31, 2014.

As of the third quarter of 2015, the Company has drawn down $20 million of debt from its loan agreement with Oxford Finance, and has $10 million in additional borrowing availability conditioned upon the Company achieving consolidated trailing six months’ revenue at a specified level. During the three months ended September 30, 2015, the Company and Oxford Finance entered into an amendment to the loan agreement which extended the availability of the interest-only period on all advances under the loan agreement through June 1, 2016, and extended the period during which the Company can draw down the final $10 million to the earlier of June 30, 2016 or 60 days after the date the Company achieves the consolidated trailing six months’ revenue threshold.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (US) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (US) or 404-537-3406 (international) and entering conference ID number 80904260. The replay will be available approximately three hours after the call through November 19, 2015.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as Chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ expectations regarding 2015 annual revenue; Cerus’ expectations regarding its progress with respect to its U.S. commercialization efforts, including with respect to U.S blood center customers completing their implementation processes and supplying INTERCEPT-treated platelets and plasma to their hospitals; Cerus’ expectations for future transfer pricing under the amended and restated manufacturing agreement with Fresenius Kabi; potential expanded label claims and product configurations for the INTERCEPT plasma and platelet systems in the U.S.; and the availability and funding of the remaining $10 million tranche of term loans under Cerus‘ loan agreement with Oxford Finance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risk that Cerus may otherwise not experience revenue growth in future periods; risks associated with Cerus‘ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States; risks related to Cerus‘ ability to commercialize the INTERCEPT Blood System in the United States without infringing on the intellectual property rights of others; risks related to Cerus‘ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and plasma systems and (b) related to Cerus‘ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, which will require additional regulatory approvals; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the CIS and other markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; Cerus’ potential inability to realize the anticipated transfer pricing benefits under the amended and restated manufacturing agreement with Fresenius Kabi, including as a result of its inability to cause increased production volumes; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; that Cerus may be unable to satisfy the trailing six months‘ revenue condition to the funding of the final $10 million term loan tranche under Cerus’ loan agreement with Oxford Finance and may otherwise be unable to maintain (and otherwise comply with the covenants in) such loan agreement necessary to access the final $10 million term loan under that agreement; risks related to future opportunities and plans, including the uncertainty of future revenues and other financial performance and results, including with respect to Cerus’ potential inability to meet its 2015 annual revenue guidance, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus‘ Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 7, 2015. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$8,045	$10,362	$24,567	$26,829
Cost of revenue	5,560	5,689	17,302	14,598

Gross profit	2,485	4,673	7,265	12,231

Operating expenses:
Research and development	7,689	7,250	18,483	16,614
Selling, general and administrative	10,932	8,724	34,713	27,040
Amortization of intangible assets	50	50	151	151

Total operating expenses	18,671	16,024	53,347	43,805

Loss from operations	(16,186)	(11,351)	(46,082)	(31,574)

Non-operating (expense) income, net:
Gain from revaluation of warrant liability	1,109	1,738	4,698	14,263
Foreign exchange loss	(10)	(941)	(624)	(945)
Interest expense	(505)	(249)	(1,061)	(333)
Other income, net	7	52	36	106

Total non-operating income, net	601	600	3,049	13,091

Loss before income taxes	(15,585)	(10,751)	(43,033)	(18,483)
Provision (benefit) for income taxes	95	8	(1,921)	90

Net loss	$(15,680)	$(10,759)	$(41,112)	$(18,573)

Net loss per share:
Basic	$(0.16)	$(0.14)	$(0.43)	$(0.25)
Diluted	$(0.17)	$(0.16)	$(0.48)	$(0.44)
Weighted average shares outstanding used in the calculation of net loss per share:
Basic	96,864	75,194	95,347	73,407
Diluted	97,605	76,103	96,340	75,437

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	September 30, 2015 (Unaudited)	December 31, 2014 (1)
ASSETS
Current assets:
Cash and cash equivalents	$50,795	$22,781
Short-term investments	48,968	28,513
Investment in marketable equity securities	7,684	—
Accounts receivable	5,646	5,493
Inventories	12,842	14,956
Prepaid expenses	1,535	1,210
Other current assets	953	1,932

Total current assets	128,423	74,885
Non-current assets:
Property and equipment, net	3,712	3,781
Goodwill	1,316	1,316
Intangible assets, net	991	1,142
Restricted cash	623	508
Other assets	123	144

Total assets	$135,188	$81,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,813	$9,882
Accrued liabilities	8,108	8,444
Accrued taxes	818	—
Deferred revenue - current	306	376
Debt - current	1,449	—
Warrant liability	2,424	10,485

Total current liabilities	19,918	29,187
Non-current liabilities:
Debt - non-current	18,407	9,872
Deferred income taxes	127	115
Other non-current liabilities	1,215	1,081

Total liabilities	39,667	40,255

Commitments and contingencies
Stockholders’ equity:
Common stock	97	80
Additional paid-in capital	673,653	583,416
Accumulated other comprehensive income (loss)	4,827	(31)
Accumulated deficit	(583,056)	(541,944)

Total stockholders’ equity	95,521	41,521

Total liabilities and stockholders’ equity	$135,188	$81,776

(1)	The financial information in this column was derived from audited consolidated financial statements included in the Company’s 2014 Annual Report on Form 10-K.